UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 25, 2020

HG Holdings, Inc.

(Exact name of registrant as specified in its charter)

Delaware	No. 0-14938	54-1272589
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2115 E. 7th Street, Suite 101 Charlotte, North Carolina	28204
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (252) 355-4610

Not Applicable

(Former name or address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
None	N/A	N/A

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR 230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR 240.12b-2).

Emerging growth company. ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01.          Entry into a Material Definitive Agreement.

On June 29, 2020, HG Holdings, Inc., a Delaware corporation (the “Company”), entered into a subscription agreement with HC Government Realty Trust, Inc., a Maryland corporation (“HC Realty”), pursuant to which the Company purchased 475,000 shares of HC Realty’s 10.00% Series B Cumulative Convertible Preferred Stock (the “Series B Stock”) for an aggregate purchase price of $4,750,000 (the “Subscription Agreement”).  As a result of this purchase, the Company now owns approximately 36.2% of the as converted equity interest of HC Realty and 51.1% of the outstanding Series B Stock. Proceeds from the Company’s recently completed rights offering (the “Rights Offering”) of 19.5 million shares of its Common Stock were used to fund the purchase of the additional Series B Stock. For additional information on the Series B Stock, see the Company’s Current Report on Form 8-K filed March 25, 2019 with respect to the Company’s purchase of 200,000 shares of Series B Stock.

The foregoing description of the Subscription Agreement does not purport to be complete and is qualified in its entirety by reference to the Subscription Agreement, a copy of which is filed as Exhibit 10.1 to this report and incorporated herein by reference.

Item 2.01.          Completion of Acquisition or Disposition of Assets.

The information disclosed in Item 1.01 above  is incorporated herein by reference.

Steven A. Hale, Chairman and Chief Executive Officer of the Company, is the Chairman and Chief Executive Office and a director of HC Realty. Bradley G. Garner, the Principal Financial and Accounting Officer of the Company, is a director of HC Realty. Matthew A. Hultquist, one of the Company’s directors, is a part time employee of HC Realty serving as Senior Vice President – Acquisitions. The per share consideration paid for the Series B Stock purchased pursuant to the Subscription Agreement was the same per share consideration paid for Series B Stock purchased by the Company in March 2019. The Company’s independent director approved these purchases of additional shares of Series B Stock and these purchases were also approved by the Audit Committee of the Company’s Board of Directors.

Item 5.02           Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangement of Certain Officers.

On June 25, 2020, the Compensation and Benefits Committee of the Board of Directors of the Company approved a $15,000 special cash bonus for Bradley G. Garner, Principal Financial and Accounting Officer of the Company, in recognition of his efforts in the successful completion of the Rights Offering.

 Item 5.07          Submission of Matters to a Vote of Security Holders.

The Annual Meeting of Stockholders of the Company was held on June 25, 2020. The proposals listed below were submitted to a vote of stockholders and are described in more detail in the Company’s definitive Proxy Statement filed with the Securities and Exchange Commission on April 29, 2020 (the “Proxy Statement”).

1.	Stockholders elected two directors for a three-year term expiring at the Annual Meeting of Stockholders to be held in 2023. The election was approved by the following vote:

Director	For	Withheld
Steven A. Hale II	9,618,625	209,654
Jeffrey S. Gilliam	9,671,433	156,846

2.

Stockholders approved, on an advisory basis, the Company’s executive compensation program for its named executive officers disclosed in the Proxy Statement. The proposal was approved by the following vote:

For	Against	Abstain
9,639,809	165,379	23,091

3.

Stockholders approved an amendment that extends the term of the Company’s Rights Agreement designed to protect against a possible limitation of the Company’s ability to use its net operating loss carryforwards. The proposal was approved by the following vote:

For	Against	Abstain
9,787,219	36,100	4,960

There were no broker non-votes with respect to any of the proposals.

Item 9.01.          Financial Statements and Exhibits.

(a)     Financial statements of businesses acquired

As permitted by Item 9.01(a)(4) of Form 8-K, the Company will, if required, file the financial statements required by Item 9.01(a)(1) of Form 8-K pursuant to an amendment to this Current Report not later than seventy-one (71) calendar days after the date this Current Report must be filed.

(b)     Pro forma financial information

As permitted by Item 9.01(b)(2) of Form 8-K, the Company will, if required, file the pro forma financial information required by Item 9.01(b)(1) of Form 8-K pursuant to an amendment to this Current Report not later than seventy-one (71) calendar days after the date this Current Report must be filed.

(d)     Exhibits

10.1*	Subscription Agreement, dated as of June 29, 2020, by and between HC Government Realty Trust, Inc. and HG Holdings, Inc.

* Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

HG HOLDINGS, INC.

Date: June 30, 2020	By:	/s/ Bradley G. Garner
Bradley G. Garner
Principal Financial and Accounting Officer